UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6240 Quadrangle Drive, Suite 360, Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective November 13, 2014, Cempra, Inc. entered into an amendment to our existing agreement with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services (BARDA), for the evaluation and development of our lead product candidate solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia.

The amendment evidences the authorization by BARDA of the second option work segment of the agreement. The value of the second option work segment is approximately $16 million, which is intended to fund a Phase 1b study of intravenous, oral capsule and oral suspension formulations of solithromycin in pediatric patients from newborn to 17 years. The estimated period of performance for the second option work segment is November 14, 2014 through November 30, 2016.

As previously reported, the agreement with BARDA is a cost plus fixed fee development contract, and three remaining option work segments that BARDA may request in its sole discretion pursuant to the agreement. If all three remaining option segments are requested, the cumulative value of the agreement would be approximately $58 million. Two options are cost plus fixed fee arrangements, while one option is a cost sharing arrangement for which we would be responsible for a designated portion of the costs associated with that work segment. If all option segments are requested, this estimated period of performance would extend until approximately May 23, 2018.

The description of the amendment to the agreement with BARDA provided above is qualified in its entirety by reference to the full and complete terms contained in the agreement, which will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2014.

A copy of the press release announcing the entry into the agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued November 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: November 19, 2014	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer